Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Wright Medical Group N.V.:
We consent to the incorporation by reference in the registration statements (Nos. 333-211115 and 333-208072) on Form S-3 and the registration statements (Nos. 333-212381, 333-207231, 333-207230, 333-182452 and 333-172553) on Form S-8 of Wright Medical Group N.V. of our reports dated February 23, 2017, with respect to the consolidated balance sheets of Wright Medical Group N.V. and subsidiaries (the Company) as of December 25, 2016 and December 27, 2015, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in shareholders’ equity for the years ended December 25, 2016, December 27, 2015, and December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 25, 2016, which reports appear in the December 25, 2016 annual report on Form 10-K of Wright Medical Group N.V.
Our report dated February 23, 2017, on the effectiveness of internal control over financial reporting as of December 25, 2016, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 25, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the material weakness in internal control over financial reporting related to ineffective design and operation of general information technology controls related to user access to certain information technology systems that are relevant to the Company’s financial reporting processes and that are intended to ensure that access to financial applications and data is adequately restricted to appropriate personnel and monitored to ensure adherence to Company policies. As a result, the Company’s automated and manual controls that are dependent on the effective design and operation of general information technology controls were also ineffective because they could have been adversely impacted.

(signed) KPMG LLP

Memphis, Tennessee
February 23, 2017